Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of February 24, 2011, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and W. Nicholas Howley (the “Executive”).

RECITALS:

WHEREAS, the Executive is a party to an amended and restated employment agreement with the Company dated as of June 3, 2008 (the “Prior Employment Agreement”); and

WHEREAS, the term under the Prior Employment Agreement expires April 25, 2013; and

WHEREAS, the Company and the Executive would like to continue the Executive’s employment with the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Annual Base Salary” shall have the meaning set forth in Section 4(a).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), (ii) any willful misconduct by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, or (iii) the Executive’s conviction of, or pleading “guilty” or “ no contest” to a felony that is or could reasonably be expected to result in material harm to the Company or any of its subsidiaries.

(d) “Change in Control” shall mean the occurrence of an event described in (i), (ii), (iii), (iv) or (v) below:

(i) A change in ownership or control of the Company after the Effective Date effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission), including by way of merger, consolidation or otherwise, whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.

(ii) The individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(iv) The consummation of a complete liquidation or dissolution of the Company.

(v) The consummation of a sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.

(f) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(g) “Company” shall have the meaning set forth in the preamble hereto.

(h) “Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.

(i) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii) - (vi), the date specified in the Notice of Termination.

(j) “Disability” shall mean the inability of the Executive to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease.

(k) “Effective Date” shall mean April 25, 2008.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, position, duties or responsibilities (including reporting responsibilities), without his prior written consent, (ii) a reduction of the Executive’s Annual Base Salary or annual bonus opportunity without his prior written consent, (iii) Executive is not re-elected to the Board, (iv) the Company requires the Executive, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or (vi) any material breach of this Agreement by the Company. In addition to the foregoing, the term “Good Reason” shall also be deemed to exist if the requirements of clauses (i) and (ii) below are met:

(i) Any of the following events occurs:

(A) There is a change in Executive’s title, position, duties or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities that are provided for under this Agreement;

(B) The Executive is assigned any duties or responsibilities which are inconsistent with his title, position, duties or responsibilities that are provided for under this Agreement; or

(C) There is a reduction of the Executive’s aggregate cash compensation (including bonus opportunities), or a change in Executive’s benefits such that following such change, Executive’s benefits are not substantially comparable to those to which he was entitled immediately prior to such change, in each case without his prior written consent.

(ii) The event described in clause (i) above occurs under any of the following circumstances:

(A) Within the one year period following a Change in Control,

(B) Prior to the date of a Change in Control, at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or

(C) otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed.

(o) “Notice of Termination” shall have the meaning set forth in Section 5(b).

(p) “Option Agreements” shall mean the written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under the Option Plan.

(q) “Option Plan” shall mean any option plan adopted or maintained by the Company for employees generally.

(r) “Options” as of any date of determination shall mean options held by the Executive as of such date to purchase Common Stock of the Company.

(s) “Payment Period” shall have the meaning set forth in Section 6(b)(i).

(t) “Term” shall have the meaning set forth in Section 2.

2. Employment. The Company shall continue to employ the Executive and the Executive shall remain in the employ of the Company, for the period set forth in this Section 2, in the positions set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2015 unless earlier terminated as provided in Section 5; provided, however, that unless so earlier terminated or unless the Executive or the Company shall give written notice to the other of his or its intention not to renew this Agreement no less than sixty days prior to the scheduled expiration thereof, upon December 31, 2015, this Agreement shall automatically be renewed for an additional one year period.

3. Position and Duties. During the Term, the Executive shall serve as the Chairman and Chief Executive Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board. During the Term, the Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees (provided, that without such prior consent of the Board, the Executive shall, subject to the limitation set forth below, be permitted to continue to serve as a member of the board of directors (or board of trustees) or as a committee member, as the case may be, of Polypore, Inc., Satair A/S, St. Martin de Porres, Gilmour Academy and the Rock and Roll Hall of Fame), and (ii) manage his personal or family investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.

4. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary (the “Annual Base Salary”) at a rate that is no less than $740,000 per annum in calendar year 2011 (retroactive to January 1, 2011) and no less than $873,443 in calendar year 2012, payable in accordance with the Company’s normal payroll practices. The rate of the Annual Base Salary shall be reviewed by the Compensation Committee on or prior to each anniversary of the Effective Date during the Term and may be increased, but not decreased, upon such review.

(b) Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with terms and provisions which shall be consistent with the Company’s executive bonus policy in effect as of the date hereof. The Executive’s target bonus for calendar year 2011 will be 115% of his Annual Base Salary and for calendar year 2012 and thereafter will be 124% of his Annual Base Salary.

(c) Options. Within 60 days following the approval of an amendment to the 2006 Stock Incentive Plan of the Company as contemplated by this Section 4(c), the Company shall grant the Executive Options to purchase 510,000 of the shares in accordance with form option agreement attached hereto as Exhibit A under the Company’s 2006 Stock Incentive Plan, with an exercise price no greater than Fair Market Value of the Company’s shares as of the grant date (determined in accordance with the 2006 Stock Incentive Plan); provided, however, that if the stockholders of the Company do not approve an amendment to the Company’s 2006 Stock Incentive Plan increasing the amount of shares of common stock available for issuance thereunder as contemplated by the Company’s proxy statement dated January 19, 2011, then “April 25, 2013” shall substituted for “December 31, 2015” wherever referenced in Section 2 of this Agreement.

(d) Long Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Option Plan or any successor plan thereto or any other long-term incentive plan implemented by the Company.

(e) Benefits. During the Term, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans).

(f) Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.

(g) Vacation Pay. The Executive shall be entitled to an amount of annual vacation days per year, and to compensation in respect of earned but unused vacation days, in accordance with the Company’s vacation policy as in effect as of the Effective Date. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date.

(h) Automobile. During the Term, the Company shall provide the Executive with an annual automobile allowance at a rate not less than that in effect as of the Effective Date.

(i) Club Membership. During the Term, the Company shall pay on behalf of the Executive, or reimburse the Executive for, annual membership fees payable in connection with the Executive’s membership in one country club of the Executive’s choice.

(j) Tax and Financial Planning Assistance. During the Term, the Company shall, upon submission of proper documentation, pay on behalf of the Executive, or reimburse the Executive for, reasonable expenses incurred for professional assistance in planning and preparing his tax returns and managing his financial affairs, provided that such expenses do not exceed $33,500 per annum.

5. Termination.

(a) The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the 90th day following the date of the Notice of Termination.

(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.

(iv) Resignation for Good Reason. The Executive may resign his employment hereunder for Good Reason.

(v) Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(vi) Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, except in the case of Termination by reason of Disability or Termination for Cause pursuant to Section 5(a)(ii) or 5(a)(iii), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of Termination for Cause pursuant to Section 5(a)(iii), the Executive shall have the right, if the basis for such Cause is curable, to cure the same within 15 days following the Notice of Termination for Cause, and Cause shall not be deemed to exist if the Executive cures the event giving rise to Cause within such 15-day period. In the event of Termination by the Executive for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 15 days following the Notice of Termination for Good Reason, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 15-day period. The Executive shall continue to receive his Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.

6. Severance Payments.

(a) Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive and an amount for accrued but unused sick days and vacation days. The Executive shall also be entitled to accrued, vested benefits under the Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.

(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Section 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Section 6(c) and (d) and the restrictions contained herein, the Company shall do all of the following:

(i) The Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement, the Severance Amount is equal to the sum of:

(A) 2.0 times his Annual Base Salary, and

(B) 2.0 times the greater of (I) the total of all bonuses paid (or payable) to Executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g. a transaction related bonus), or (II) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any.

The Severance Amount as so determined shall be payable to Executive (or his beneficiary) in substantially equal installments over the 24 month period following the Date of Termination (the “Payment Period”) in accordance with the Company’s regular payroll practices.

(ii) The Company shall offer to Executive continuation of any health plan coverage of Executive in accordance with the requirements of applicable law (e.g. “COBRA coverage” under the Employee Retirement Income Security Act of 1974), at a monthly cost to Executive that is not greater than the monthly cost that Executive is being charged for of such coverage or coverages as of the Date of Termination. The Company may require Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and Executive’s COBRA coverage may be terminable in accordance with applicable law.

(iii) Notwithstanding the foregoing, in the event that the Company, in good faith, and based upon clear and compelling written evidence, determines that, at any time during the Payment Period, Executive is in material breach of his obligations under Section 7 hereof, upon written notice to Executive, the Company shall be entitled to suspend payment of the Severance Amount, pending final determination of breach by a court of competent jurisdiction. In the event such court finally determines the occurrence of a material breach, the Company shall be entitled to retain any portion of the Severance Amount then unpaid, and the Company shall have no further obligation with respect thereto. If instead, such court finally determines that no such material breach occurred, upon such determination the Company shall promptly pay Executive the full amount of any portion of the Severance Amount that was not retained by the Company during such suspension of payment, plus an amount of interest equal to the prime rate (as reported in The Wall Street Journal on the date prior to the date of payment) plus two percent (2%), and shall also reimburse Executive for his court costs and attorney fees.

(c) Benefits Provided Upon Termination of Employment. If Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, Executive shall nevertheless be entitled to receive all of the payments and benefits that Executive is entitled to receive under this on account of his termination of employment. However, the payments and benefits that Executive is entitled to under this Agreement shall not be provided to Executive until such time as Executive has incurred a “separation from service” within the meaning of Code Section 409A.

(d) Specified Employee Status Under Section 409A. Furthermore, notwithstanding any provision of the Agreement to the contrary, if the Executive is a “specified employee” (as defined by Code Section 409A) at the time of his termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181st day after such termination of employment (or, if later, separation from service).

The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(b) or any other part of this Agreement may nevertheless be provided to Executive within the 6 month period following the date of the Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e. payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits).

7. Competition; Nonsolicitation.

(a) During the Term and, following any termination of Executive’s employment for any reason, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(b) hereof, or (ii) 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall be subject to the following restrictions:

(i) The Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than 5% of the relevant entity’s net revenue and a proportionate share of its operating income) which competes with any business of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.

(ii) The Executive shall not render services to any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that are designed to advise, assist or otherwise enable such person, firm, corporation, partnership or business to acquire the stock of, an interest in, or the assets of, another corporation or business operation that, within the 24 month period preceding the Date of Termination, the Company has actively pursued, or had demonstrable plans to pursue, as an acquisition target.

(b) During the Term and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its direct or indirect subsidiaries during the twelve-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.

(c) In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8. Nondisclosure of Proprietary Information.

(a) Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company and its direct and indirect subsidiaries, including, without limitation, information with respect to the Company’s and such subsidiaries’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its direct and indirect subsidiaries (and any successor or assignee thereof).

(b) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s and its direct and indirect subsidiaries’ customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.

(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

9. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

10. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

11. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a) If to the Company, to:

TransDigm Group Incorporated

1301 East Ninth Street, Suite 3000

Cleveland, Ohio 44114

Attention: Corporate Secretary

with copies to:

TransDigm Group Incorporated

1301 East Ninth Street, Suite 3000

Cleveland, Ohio 44114

Attention: Chair, Compensation Committee

and

Baker & Hostetler LLP

3200 National City Center

1900 East Ninth Street

Cleveland, Ohio 44114

Attention: Diane Chapman, Esq.

(b) If to the Executive, to him at the address set forth below under his signature with a copy to:

Dominic V. Perry & Associates

631 W. St. Clair Avenue

Cleveland, Ohio 44113

Attention: Dominic V. Perry, Esq.

or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 15.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

16. Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with the Option Plan and the Option Agreements, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement, including, but not limited to, the Prior Employment Agreement and any plans and agreements referenced therein. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. From and after the date hereof, this Agreement shall supersede the Prior Employment Agreement, except for any rights or obligations which survive pursuant to Section 10 thereof.

17. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and authorized on behalf of the Company by the Compensation Committee. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

18. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; and provided further, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.

20. Indemnification and Insurance. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Term and for a reasonable period of time thereafter (which period shall not be less than five years) for the benefit of the Executive (in his capacity as a current or former officer and director of the Company, as applicable) Directors and Officers Insurance providing customary benefits to the Executive with respect to all periods during the Term.

21. Legal Expenses. The Company shall pay the Executive’s reasonable fees and costs incurred in connection with the preparation and negotiation of this Agreement.

22. Personal Use of Company Aircraft. Through December 31, 2013, the Executive shall be permitted to use an aircraft owned by the Company or used by the Company pursuant to a service agreement for personal purposes up to 12 times per calendar year (round trip travel considered one use), provided there is no interference with the Company’s use of the aircraft for business purposes as outlined in the Company’s “Use of Company Aircraft” policy. Income will be imputed to the Executive for tax purposes with regard to such personal use of the Company’s aircraft at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Service, or as otherwise may be required under applicable law.

23. Post-Termination Assistance. The Executive agrees that, for a reasonable period after the Executive’s termination of employment for any reason, the Executive will assist the Company and its subsidiaries in defense of any claims that may be made against any of them, to the extent that such claims may relate to services performed by the Executive for any of them in connection with his employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed against the Company or any of its subsidiaries. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including reasonable travel expenses. The Company agrees to provide reasonable notice of its need for such assistance and compensation to Executive for such assistance at a rate equal to $500.00 per hour, based on the actual number of hours and quarter hours of assistance provided. Executive shall not be required to render more than 40 hours per month of assistance under this provision, but may elect to render more hours per month. The Executive also agrees to the extent not otherwise prohibited by law, to promptly inform the Company if asked to assist in any investigation of the Company or any of its subsidiaries that may relate to services performed by the Executive for any of them, regardless of whether a lawsuit has then been filed against any of them with respect to such investigation.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Executive Vice President, Chief Financial Officer and Secretary

EXECUTIVE

/s/ W. Nicholas Howley
W. Nicholas Howley

Address:

[Address omitted in filed copy]

EXHIBIT A

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT

TransDigm Group Incorporated, a Delaware corporation (the “Company”), pursuant to its 2006 Stock Incentive Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock, par value $0.01 (“Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:

Grant Date:	, 2011

Exercise Price per Share:	$

Total Number of Shares Subject to the Option:	shares

Expiration Date:	, 2021

Type of Option:	☐ Incentive Stock Option	☒ Non-Qualified Stock Option

Vesting Schedule:	Subject to the terms of the Stock Option Agreement (including without limitation all exhibits thereto), the Option shall be eligible to become exercisable upon the achievement of performance objectives over the period set forth in Exhibit B hereto (provided that the Participant is an Eligible Person (as defined in the Plan) at all times during the period beginning on the Grant Date and ending on the applicable vesting date):

By his or her signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. The Participant agrees that as a condition to receiving the Option, the Participant shall comply with the Stock Retention Guidelines set forth on Exhibit C. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Option.

TRANSDIGM GROUP INCORPORATED	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, TransDigm Group Incorporated, a Delaware corporation (the “Company”), has granted to the Participant an option (the “Option”)1 under the Company’s 2006 Stock Incentive Plan (the “Plan”) to purchase the number of shares of Stock indicated in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a) “Administrator” shall mean the Board or the Compensation Committee or other committee of the Board responsible for conducting the general administration of the Plan in accordance with Section 3 of the Plan; provided that if the Participant is an Independent Director, “Administrator” shall mean the Board.

(b) “Consultant” shall mean an individual who renders services to the Company as a consultant and has been so designated by the Committee.

(c) “Credit Agreement” shall mean that certain credit agreement dated as of June 23, 2006 among TransDigm, Inc., TransDigm Group Incorporated and the lenders party thereto, as in effect as of the Grant Date and without reference to any amendment to the Credit Agreement made following the Grant Date.

(d) “Diluted Shares” as of a given date shall mean the total diluted weighted-average of common shares of the Company outstanding as of such date.

(e) “EBITDA” for a given fiscal year of the Company shall mean Consolidated EBITDA (as defined in the Credit Agreement) of the Company for such fiscal year on a pro forma basis adjusted for acquisitions or divestitures.

(f) “Independent Director” shall mean a non-employee director of the Company.

(g) “Net Debt” shall mean, as of the last day of a given fiscal year of the Company, the excess of (a) Consolidated Total Indebtedness (as defined in the Credit Agreement) of the Company over (b) the amount of cash and cash equivalents set forth on the Company’s balance sheet.

(h) “Termination of Consultancy” shall mean the time when the engagement of the Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding: (i) terminations where there is a simultaneous employment or continuing employment of the Participant by the Company or any Subsidiary, and (ii) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

[1]	For the avoidance of doubt, the term “Option” as used herein only describes options granted pursuant to the Stock Option Grant Notice to which this Agreement is an Exhibit.

(i) “Termination of Directorship” shall mean the time when the Participant, if he or she is or becomes an Independent Director, ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

(j) “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Subsidiary, and (ii) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, if this Option is an Incentive Stock Option, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

(k) “Termination of Services” shall mean the time when (i) every relationship between the Participant and the Company has been terminated by a Termination of Consultancy, Termination of Directorship and/or Termination of Employment, as applicable, and (ii) the Participant is no longer an Eligible Person under the Plan.

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF OPTION

2.1 Grant of Option. In consideration of the Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement. Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2 Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the price per share of the shares of Stock subject to the Option shall not be less than 110% of the Fair Market Value of a share of Stock on the Grant Date.

2.3 Consideration to the Company. In consideration of the grant of the Option by the Company, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Participant.

ARTICLE III.

PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Sections 3.1(b), 3.1(c) and 3.3, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Services shall thereafter become vested and exercisable, except as follows or as may be otherwise provided by the Administrator:

If Participant incurs a termination of employment under any of the circumstances described in Section 5(a)(i) (death) of that certain Employment Agreement between Participant and Company effective April 25, 2008, as amended and restated (the “Employment Agreement”), Section 5(a)(ii) (Disability) of the Employment Agreement, Section 5(a)(iv) (Resignation for Good Reason) of the Employment Agreement or Section 5(a)(v) (Termination without Cause) of the Employment Agreement, or (B) if the Employment Agreement expires or is otherwise not renewed beyond December 31, 2015 and upon such expiration or nonrenewal or thereafter at any time prior to vesting Executive ceases to be an employee of the Company for any reason other than Cause (as defined in the Employment Agreement notwithstanding its expiration), in each such case vesting will continue after termination of employment as provided below:

Termination Date	Percent of Remaining Options That May Continue to Vest
Prior to April 25, 2011	0%
On or after April 25, 2011 but prior to April 25, 2012	20%
On or after April 25, 2012 but prior to April 25, 2013	40%
On or after April 25, 2013 but prior to April 25, 2014	60%
On or after April 25, 2014 but prior to April 25, 2015	80%
On or after April 25, 2015	100%

The percentage of remaining Options permitted to vest will be spread ratably over the performance vesting schedule and time vesting schedule.

(c) Notwithstanding Section 3.1(a) of this Agreement and Section 8 of the Plan (but subject to Section 3.1(b) of this Agreement), in the event of a Change in Control: Options shall become fully vested and exercisable if the Fair Market Value per share on the effective date of a Change in Control is: (i) $56.87, if such Change in Control occurs on September 30, 2011; (ii) $65.23, if such Change in Control occurs on September 30, 2012, and (iii) $71.23, if such Change in Control occurs on or after September 30, 2013, it being understood that if a Change in Control occurs between October 1 and September 30 (through September 30, 2013) in any year, the required Fair Market Value per share on the effective date of a Change in Control for purposes of this Section shall be determined by means of linear interpolation. Notwithstanding the foregoing, the Administrator may, in good faith and in such manner as it may deem equitable, in its sole discretion, adjust the foregoing Fair Market Value requirements in the event of a dividend or other distribution (whether in the form of cash, Stock, other securities or property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or any unusual or nonrecurring transactions or events affecting the Company or the financial statements of the Company if the adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option. For purposes of this Section 3.1, shall take into account the consideration received by the stockholders in connection with a Change in Control or in connection with any other sale of common stock or other equity interests in the Company or any Subsidiary, after taking into account all post-closing adjustments relating to a Change in Control, and assuming the exercise of all vested options and warrants outstanding as of the effective date of such Change in Control (after giving effect to any dilution of securities or instruments arising in connection with such Change in Control); provided however, that if the stockholders retain any portion of the common stock following such Change in Control or other sale, the Fair Market Value of such portion of the retained common stock immediately following such Change in Control or other sale shall be deemed “consideration received” for purposes of calculating the proceeds and provided further that the Fair Market Value of any non-cash consideration (including stock) received in connection with a Change in Control shall be determined as of the date of such Change in Control.

Notwithstanding Section 3.1(a) of this Agreement and Section 8 of the Plan (but subject to Section 3.1(b) of this Agreement, after March 1, 2013, in the event the closing price of the Company’s common stock on the New York Stock Exchange exceeds $160 per share on any 60 trading days during any consecutive 12-month period, then all Options granted hereunder will become fully vested and exercisable.

(d) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and it is determined that any payment or distribution by the Company to or for the benefit of Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including the acceleration of Options hereunder (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay to the Participant an additional amount (the “Gross-Up Payment”) equal to the amount of any excise tax imposed under Section 4999 of the Code, times a gross-up factor equal to 1 divided by (1 minus the Total Tax Rate) (but limited in amount to the excise tax that would have been imposed under the Code as in effect on the date hereof), where the “Total Tax Rate” includes any applicable federal, state and local income tax, employment tax and excise tax for the Participant. For purposes of determining the amount of the Gross-Up Payment, unless the Participant specifies that other rates apply, the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the Payment date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. All determinations to be made under this paragraph shall be made by the Company’s independent public accountants immediately prior to the Change of Control. Any such determination by the Company’s independent public accountants shall be binding upon the Company and the Participant. The Company shall pay the Gross-Up Payment to the Participant within ten days after the independent public accountant’s determination of the amount thereof. In any event, the Gross-Up Payment shall be made no later than three and one-half months following the taxable year in which the Payment occurs. All of the fees and expenses of the independent public accountants in performing the determinations referred to in this paragraph shall be borne solely by the Company. In the event there is a material change in the Code that negatively impacts the amount of excise tax that would be payable in the event of a Change in Control, the Administrator will revisit the issue of providing a Gross-Up Payment and consider whether the limitation on the amount of the Gross-Up Payment based on the Code as in effect on the date hereof should be removed or modified.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of ten years from the Grant Date;

(b) If this Option is designated as an Incentive Stock Option and the Participant owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the Grant Date;

(c) The expiration of three months from the date of the Participant’s Termination of Services by reason of the Participant’s Termination of Employment by reason of a termination by the Company for Cause (as defined in Participant’s employment agreement), provided, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such seven-day period, the Option shall expire on the seventh day following the opening of the first open trading window thereafter;

(d) The expiration of six months from the date of the Participant’s Termination of Services, unless such termination occurs by reason of (i) the Participant’s death, (ii) the Participant’s Disability or (iii) the Participant’s retirement (pursuant to Section 3.3(e)) or (iv) if the Participant has an employment agreement that defines a termination for “Cause” and/or “Good Reason,” a termination by the Company without Cause (as defined in Participant’s employment agreement) or a termination by the Participant for Good Reason (as defined in Participant’s employment agreement), provided, however, that any portion of this Option that is an Incentive Stock Option shall cease to be an Incentive Stock Option on the expiration of three months from the Participant’s Termination of Services (and shall thereafter be a Non-Qualified Stock Option), provided, further, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such six-month period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter; or

(e) The expiration of one year from the date of the Participant’s Termination of Services by reason of the retirement, after a minimum of ten years of service, of a Participant who is at least 55 years old, provided, however, that to the extent that the Participant is prohibited from selling shares of Stock pursuant to the Company’s insider trading policy at all times during such one-year period, with the exception of an open trading window of less than seven days, the Option shall expire on the seventh day following the opening of the first open trading window thereafter; or

(f) The expiration date set forth in clause (a) if the Participant has an employment agreement that defines a termination for “Cause” and/or “Good Reason,” and upon a Participant’s Termination of Services by the Company without Cause (as defined in Participant’s employment agreement) or a Termination of Services by the Participant for Good Reason (as defined in Participant’s employment agreement) or (ii) upon the Participant’s death or Disability.

Notwithstanding the foregoing, if any Option vests after the Participant’s Termination of Services for reasons set forth herein pursuant to Section 3.1 and the Participant has a limit of six months or one year following such Termination of Services to exercise the Option pursuant to paragraph (d) or (e), the Participant shall have six months after the Option vests to exercise such Option.

3.4 Special Tax Consequences. The Participant acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by the Participant in any calendar year exceeds

$100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant acknowledges that an Incentive Stock Option exercised more than three months after the Participant’s Termination of Employment, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.

ARTICLE IV.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. Except as provided in Sections 5.2(b), during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a) An Exercise Notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4;

(c) Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule, or regulation; and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price, and any applicable withholding tax, shall be by any of the following, or a combination thereof, at the election of the Participant:

(a) Cash;

(b) Check;

(c) Broker-Assisted Cash-less Exercise. With the consent of the Administrator, delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d) Share Surrender. With the consent of the Administrator, surrender of other shares of Stock which (i) in the case of shares of Stock acquired from the Company, have been owned by the Participant for more than six

(6) months on the date of surrender (or such other minimum length of time as the Administrator determines from time to time to be necessary to avoid adverse accounting consequences or violation of any applicable law, rule or regulation), and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised; or

(e) Net Exercise. With the consent of the Administrator, surrendered shares of Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised.

4.5 Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;

(b) The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6 Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 8 of the Plan.

ARTICLE V.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2 Option Transferability.

(a) Except as otherwise set forth in Section 5.2(b), (i) the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and (ii) during the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding the foregoing, with respect to Participants who are corporate officers or operating presidents, the Administrator may permit any portion of the Option that is not an Incentive Stock Option to be transferred to, exercised by and paid to certain persons or entities related to such Participant, including but not limited to members of such Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of such Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with such Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

5.3 Adjustments. The Participant acknowledges that the Option is subject to modification and termination in certain events as provided in this Agreement and Section 8 of the Plan.

5.4 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.4. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6 Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.7 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.8 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant.

5.9 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.2, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.10 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such shares of Stock or (b) within one year after the transfer of such shares of Stock to him. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

5.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.12 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

5.13 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.14 Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee reserves the right (without the obligation to do so or to indemnify the Participant for the failure to do so) to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to exempt the Option from Section 409A or to comply with the requirements of Section 409A and thereby avoid the penalty taxes under Section 409A.

EXHIBIT B

VESTING

Annual Operational Performance per Diluted Share1

	Minimum Vesting (10% Growth)		Maximum Vesting (17.5% Growth)
Fiscal Year (A)	% of Shares Vesting (B)	YE Operating Performance (per Diluted Share) (C)	% of Shares Vesting (D)	YE Operating Performance (per Diluted Share) (E)
2014	12.5%	$56.22	50%	$84.44
2015	12.5%	$61.84	50%	$99.22

1. Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2014-2015 there shall become vested the percentage of shares covered by the Option which is equal to the Annual Amount (as described below). The Options shall become vested and exercisable as of the date that the Administrator verifies the AOP (as defined below); provided, however, the vesting hereunder will be effective as to Participant as of the end of the fiscal year to which such Annual Amount relates (notwithstanding any termination of Participant’s employment during the period between the end of such fiscal year and the verification of the AOP and, in such case, notwithstanding the provisions of Section 3.1(b)). For each such fiscal year, the Administrator shall verify the AOP, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Administrator receives the Company’s audited financial statements for that fiscal year.

X. For each year (the “performance year”), the Annual Amount is zero if the Annual Operational Performance per Diluted Share (“AOP”) with respect to such year is less than the amount indicated for such year in column (C) and otherwise shall be equal to the amount indicated for such year in column (B) plus the product of (a) the excess of (1) the amount indicated for such year in column (D) over (2) the amount indicated for such year in column (B) and (b) the ratio of (1) the excess of (x) the AOP with respect to the year (but not more than the amount indicated in Column (E) for such year) over (y) the amount indicated for such year in column (C) to (2) the excess of (x) the amount indicated for such year in column (E) over (y) the amount indicated for such year in column (C).

Y. In calculating the AOP in Section X. above for any performance year there shall also be taken into account any AOP in any of the two prior performance years (starting in fiscal year 2012) which was in excess of the amount indicated in Column (E) or set forth in the following sentence for such prior year and has not previously been taken into account hereunder or under any other option agreement to which the Participant is a party but only if doing so would increase the Annual Amount in such performance year. For purposes of determining whether AOP has been exceeded and the amount of any excess, the YE Operating Performance per Diluted Share applicable to 2012 shall be $61.16 and to 2013 shall be $71.86.

Z. If the Annual Amount in 2014 is less than the amount indicated in column (D) for such year then an amount equal to the excess of (1) the amount indicated in column (D) for 2014 over (2) the actual Annual Amount for 2014 may vest in 2015 by treating as AOP in the performance year under Section X. above any excess of AOP in 2015 over the amount indicated in column (E) for 2015. The portion of any excess AOP amount which is so used may not be used more than once.

[1]

As of a given date, the Company’s “Annual Operational Performance per Diluted Share” shall mean the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) the Fixed Market Multiple (as defined below) over (b) Net Debt to (2) the Company’s number of Diluted Shares as of such date, where “EBITDA,” “Net Debt” and “Diluted Shares” have the meanings set forth in the Stock Option Agreement set forth on Exhibit A. For purposes of this Exhibit C, the Fixed Market Multiple shall mean the ratio of (1) the sum of (a) the product of (i) the average of the closing prices per share of Stock prevailing on each trading day during the last six months of the Company’s 2008 fiscal year and (ii) the Company’s number of Diluted Shares as of September 30, 2008 and (b) Net Debt as of such date to (2) the Company’s EBITDA as of such date.

2. Adjustments of Operational Performance Objectives. The Operational Performance targets specified in this Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust the definitions of EBITDA and Net Debt) to reflect the projected effect of such transaction(s) or event(s) on Operational Performance.

EXHIBIT C

STOCK RETENTION GUIDELINES

As a condition to receiving the Option grant, Participant acknowledges and agrees to hold a number of shares and/or options with such value and for such period of time as set forth below:

(a) At all times during Participant’s continued employment by the Company, Participant shall hold an aggregate amount of Company equity with a value equal to or greater than $         (the “Retention Limit”). This Retention Limit will supersede any Retention Limit in any prior dated option agreement between the Company and Participant pursuant to the Plan.

For purposes of this Exhibit C, Company equity shall be equal to (i) the Fair Market Value of any Common Stock held by the Participant plus (ii) the value of vested options then held by Participant, whether granted pursuant to the Plan, the Company’s 2003 Stock Option Plan or otherwise, which will be equal to the Fair Market Value of the Common Stock underlying the options over the exercise price.

(b) If at any time after the date hereof the aggregate amount of Company equity held by Participant falls below the Retention Limit because of a decline in the Fair Market Value of the Common Stock, Participant will have three years to reach the Retention Limit before the Administrator may exercise any remedies under paragraph (c).

(c) Participant’s failure to hold that number of shares and/or vested options set forth in this Exhibit C shall result in Participant’s forfeiture of all unvested Options unless otherwise determined by the Administrator, in its sole discretion.